Exhibit 99.1

News Release

Sunoco LP Announces Second Quarter 2021 Financial and Operating Results

•Reports strong second quarter results generating net income of $166 million, Adjusted EBITDA(1) of $201     million and Distributable Cash Flow, as adjusted(1) of $145 million
•Reaffirms full-year 2021 Adjusted EBITDA(1)(2) guidance of $725 to $765 million
•Executed definitive agreements to acquire eight refined product terminals from NuStar Energy L.P. and one refined product terminal from Cato, Incorporated

DALLAS, August 3, 2021 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the three-month period ended June 30, 2021.

Financial and Operational Highlights
For the three months ended June 30, 2021, net income was $166 million versus a net loss of $157 million in the second quarter of 2020.

Adjusted EBITDA(1) for the quarter was $201 million compared with $182 million in the second quarter of 2020. The increase in Adjusted EBITDA(1) reflects higher reported fuel volume and non motor fuel gross profit partially offset by lower fuel margins and slightly higher operating expenses(3).

Distributable Cash Flow, as adjusted(1), for the quarter was $145 million, compared to $122 million a year ago.

The Partnership sold 1.9 billion gallons of fuel in the second quarter of 2021. Fuel volumes sold during the quarter represent a 28% increase from the second quarter of 2020 and a 6% decline from the second quarter of 2019. Fuel margin for all gallons sold was 11.3 cents per gallon for the quarter compared to 13.5 cents per gallon a year ago.

Distribution and Coverage

On July 22, 2021, the Board of Directors of SUN’s general partner declared a distribution for the second quarter of 2021 of $0.8255 per unit, or $3.3020 per unit on an annualized basis. The distribution will be paid on August 19, 2021 to common unitholders of record on August 6, 2021. SUN’s current quarter cash coverage was 1.67 times and trailing twelve months coverage was 1.41 times.

Liquidity and Leverage

At June 30, 2021, SUN had $361 million of borrowings against its revolving credit facility and other long-term debt of $2.7 billion. The Partnership maintained ample liquidity of approximately $1.1 billion at the end of the quarter under its $1.5 billion revolving credit facility that matures in July 2023. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its credit facility, was 4.27 times at the end of the second quarter.

Capital Spending

SUN's total capital expenditures for the second quarter were $30 million, which included $23 million for growth capital and $7 million for maintenance capital. For the full-year 2021, SUN continues to expect maintenance capital expenditures of approximately $45 million and growth capital expenditures of $150 million.

2021 Business Outlook Reaffirmed

Excluding any impact in 2021 from the recently announced acquisitions, the Partnership continues to expect full-year 2021 Adjusted EBITDA(1)(2) of $725 to $765 million. SUN expects 2021 fuel volumes of 7.25 to 7.75 billion gallons, fuel margins of 11.0 to 12.0 cents per gallon, and operating expenses(3) of $440 to $450 million.

Refined products Terminal Acquisitions

On August 1, 2021, SUN executed a definitive agreement to acquire eight refined product terminals from NuStar Energy L.P. for $250 million. The terminals have a combined storage capacity of approximately 14.8 million barrels and are located along the East Coast and in the greater Chicago market. The acquisition is expected to close in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions.

Additionally, on July 30, 2021 SUN executed a definitive agreement to acquire a refined product terminal from Cato, Incorporated for approximately $5.5 million. The terminal, located in Salisbury, Maryland, has storage capacity of approximately 140 thousand barrels.

The Partnership expects both acquisitions to be accretive to unitholders in the first year of ownership, and to close in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions.

SUN’s segment results and other supplementary data are provided after the financial tables below.

(1)    Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.

(2)    A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.

(3)    Operating expenses include general and administrative, other operating and lease expenses.

Earnings Conference Call

Sunoco LP management will hold a conference call on Tuesday, August 3, at 9:00 a.m. CT (10:00 a.m. ET) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Webcasts and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic and the recent decline in commodity prices, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts
Investors:

Scott Grischow, Vice President – Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

James Heckler, Director – Investor Relations and Corporate Finance
(214) 840-5415, james.heckler@sunoco.com

Derek Rabe, CFA, Manager – Investor Relations, Strategy and Growth
(214) 840-5553, derek.rabe@sunoco.com

Media:
Alexis Daniel, Manager – Communications
(214) 981-0739, alexis.daniel@sunoco.com

– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$87	$97
Accounts receivable, net	494	295
Receivables from affiliates	8	11
Inventories, net	488	382
Other current assets	122	62
Total current assets	1,199	847

Property and equipment	2,262	2,231
Accumulated depreciation	(862)	(806)
Property and equipment, net	1,400	1,425
Other assets:
Finance lease right-of-use assets, net	9	3
Operating lease right-of-use assets, net	521	536
Goodwill	1,564	1,564

Intangible assets	894	894
Accumulated amortization	(334)	(306)
Intangible assets, net	560	588
Other noncurrent assets	153	168
Investment in unconsolidated affiliate	134	136
Total assets	$5,540	$5,267
Liabilities and equity
Current liabilities:
Accounts payable	$519	$267
Accounts payable to affiliates	37	79
Accrued expenses and other current liabilities	283	282
Operating lease current liabilities	19	19
Current maturities of long-term debt	6	6
Total current liabilities	864	653
Operating lease noncurrent liabilities	525	538
Revolving line of credit	361	—
Long-term debt, net	2,673	3,106
Advances from affiliates	129	125
Deferred tax liability	103	104
Other noncurrent liabilities	106	109
Total liabilities	4,761	4,635
Commitments and contingencies
Equity:
Limited partners:
Common unitholders (83,352,123 units issued and outstanding as of June 30, 2021 and 83,333,631 units issued and outstanding as of December 31, 2020)	779	632
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of June 30, 2021 and December 31, 2020)	—	—
Total equity	779	632
Total liabilities and equity	$5,540	$5,267

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Motor fuel sales	$4,292	$1,992	$7,655	$5,158
Non motor fuel sales	66	54	139	125
Lease income	34	34	69	69
Total revenues	4,392	2,080	7,863	5,352
Cost of sales and operating expenses:
Cost of sales	4,039	1,722	7,159	4,886
General and administrative	27	25	51	59
Other operating	61	56	122	151
Lease expense	14	16	29	30
(Gain) loss on disposal of assets	(8)	6	(8)	8
Depreciation, amortization and accretion	43	47	90	92
Total cost of sales and operating expenses	4,176	1,872	7,443	5,226
Operating income	216	208	420	126
Other income (expense):
Interest expense, net	(43)	(44)	(84)	(88)
Equity in earnings of unconsolidated affiliate	1	1	2	2
Loss on extinguishment of debt	—	—	(7)	—
Income before income taxes	174	165	331	40
Income tax expense	8	8	11	11
Net income and comprehensive income	$166	$157	$320	$29

Net income (loss) per common unit:
Basic	$1.76	$1.65	$3.37	$(0.12)
Diluted	$1.73	$1.64	$3.33	$(0.12)

Weighted average common units outstanding:
Basic	83,350,567	83,030,286	83,346,719	83,022,027
Diluted	84,402,867	83,598,730	84,276,640	83,022,027

Cash distributions per unit	$0.8255	$0.8255	$1.6510	$1.6510

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.
The key operating metrics by segment and accompanying footnotes set forth below are presented for the three months ended June 30, 2021 and 2020 and have been derived from our historical consolidated financial statements.

	Three Months Ended June 30,
	2021				2020
	Fuel Distribution and Marketing	All Other	Total		Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except gross profit per gallon)
Revenues:
Motor fuel sales	$4,139	$153	$4,292		$1,930	$62	$1,992
Non motor fuel sales	16	50	66		20	34	54
Lease income	32	2	34		29	5	34
Total revenues	$4,187	$205	$4,392		$1,979	$101	$2,080
Gross profit (1):
Motor fuel sales	$265	$12	$277		$275	$19	$294
Non motor fuel sales	14	28	42		13	17	30
Lease	32	2	34		29	5	34
Total gross profit	$311	$42	$353		$317	$41	$358
Net income (loss) and comprehensive income (loss)	$166	$—	$166		$161	$(4)	$157
Adjusted EBITDA (2)	$191	$10	$201		$160	$22	$182
Operating Data:
Total motor fuel gallons sold			1,933				1,515
Motor fuel gross profit cents per gallon (3)			11.3	¢			13.5	¢

The following table presents a reconciliation of Adjusted EBITDA to net income and Adjusted EBITDA to Distributable Cash Flow, as adjusted, for the three months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
	2021	2020
	(in millions)
Adjusted EBITDA
Fuel distribution and marketing	$191	$160
All other	10	22
Total Adjusted EBITDA	201	182
Depreciation, amortization and accretion	(43)	(47)
Interest expense, net	(43)	(44)
Non-cash unit-based compensation expense	(3)	(3)
Gain (loss) on disposal of assets	8	(6)
Unrealized gain on commodity derivatives	2	—
Inventory adjustments	59	90
Equity in earnings of unconsolidated affiliate	1	1
Adjusted EBITDA related to unconsolidated affiliate	(2)	(3)
Other non-cash adjustments	(6)	(5)
Income tax expense	(8)	(8)
Net income and comprehensive income	$166	$157

Adjusted EBITDA (2)	$201	$182
Adjusted EBITDA related to unconsolidated affiliate	(2)	(3)
Distributable cash flow from unconsolidated affiliate	1	3
Cash interest expense	(39)	(42)
Current income tax expense	(9)	(14)
Maintenance capital expenditures	(7)	(4)
Distributable Cash Flow	145	122
Transaction-related expenses	—	—
Distributable Cash Flow, as adjusted (2)	$145	$122

Distributions to Partners:
Limited Partners	$69	$69
General Partners	18	18
Total distributions to be paid to partners	$87	$87
Common Units outstanding - end of period	83.4	83.0
Distribution coverage ratio (4)	1.67x	1.41x
___________________________
(1)Excludes depreciation, amortization and accretion.
(2)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow, as adjusted, as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliate based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliate. Adjusted EBITDA related to unconsolidated affiliate excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliate, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliate. We do not control our unconsolidated affiliate; therefore, we do not control the earnings or cash flows of such affiliate. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliate as an analytical tool should be limited accordingly. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(3)Excludes the impact of inventory adjustments consistent with the definition of Adjusted EBITDA.
(4)The distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to partners of Sunoco LP in respect of such a period.